EXHIBIT 12.1

                          AMERICAN EXPRESS COMPANY
      COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Dollars in millions)

                                                                Years Ended December 31,
                                          ------------------------------------------------------------------

                                              1999           1998           1997          1996         1995
                                              ----           ----           ----          ----         ----
Earnings:
  Pretax income from
   continuing operations                   $ 3,438        $ 2,925        $ 2,750       $ 2,664      $ 2,183
  Interest expense                           2,178          2,224          2,122         2,160        2,343
  Other adjustments                            151            124            127           139           95
                                            ------         ------         ------        ------      -------
Total earnings (a)                         $ 5,767        $ 5,273        $ 4,999       $ 4,963      $ 4,621
                                            ------         ------         ------        ------       ------
Fixed charges:
  Interest expense                         $ 2,178        $ 2,224        $ 2,122       $ 2,160      $ 2,343
  Other adjustments                            152            129            129           130          135
                                            ------         ------         ------        ------       ------
Total fixed charges (b)                    $ 2,330        $ 2,353        $ 2,251       $ 2,290        2,478
                                            ------         ------         ------        ------       ------
Ratio of earnings to
  fixed charges (a/b)                         2.48           2.24           2.22          2.17         1.86

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Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company
(the "Company") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

In the fourth quarter of 1995, the Company's ownership in First Data
Corporation ("FDC") was reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger
transaction. Accordingly, as of December 31, 1995, the Company's
investment in FDC is accounted for as Investments - Available for
Sale.
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                                                                 EXHIBIT 12.2

                          AMERICAN EXPRESS COMPANY
      COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES AND
                         PREFERRED SHARE DIVIDENDS
                           (Dollars in millions)

                                                                Years Ended December 31,
                                          ------------------------------------------------------------------

                                              1999           1998           1997          1996         1995
                                              ----           ----           ----          ----         ----
Earnings:
  Pretax income from
   continuing operations                   $ 3,438        $ 2,925        $ 2,750       $ 2,664      $ 2,183
  Interest expense                           2,178          2,224          2,122         2,160        2,343
  Other adjustments                            151            124            127           139           95
                                            ------         ------         ------        ------       ------
Total earnings (a)                         $ 5,767        $ 5,273        $ 4,999       $ 4,963      $ 4,621
                                            ------         ------         ------        ------       ------
Fixed charges and
  preferred share
  dividends:
  Interest expense                         $ 2,178        $ 2,224        $ 2,122       $ 2,160      $ 2,343
  Dividends on preferred
   shares                                        -              -              -             8           24
  Other adjustments                            152            129            129           130          135
                                            ------         ------         ------        ------       ------
Total fixed charges and
  Preferred share
  dividends  (b)                           $ 2,330        $ 2,353        $ 2,251       $ 2,298      $ 2,502
                                            ------         ------         ------        ------       ------
Ratio of earnings to
  fixed charges and
  preferred share
  dividends (a/b)                             2.48           2.24           2.22          2.16         1.85

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Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company
(the "Company") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges and preferred share dividends" computation, dividends on outstanding preferred shares have been increased to an amount representing the pretax earnings required to cover such dividend requirements. Other adjustments include capitalized interest costs and the interest component of rental expense.

In the fourth quarter of 1995, the Company's ownership in First Data
Corporation ("FDC") was reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments - Available for Sale.